Codexis Announces CodeEvolver Technology Transfer and License Agreement with Merck
Codexis to Receive $5 Million in Upfront Payment
Codexis to Hold Conference Call on Tuesday, August 4, 2015 at 11:00 a.m. Eastern Time
REDWOOD CITY, Calif. (August 3, 2015) – Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, announces the signing of a CodeEvolver® platform technology license agreement with Merck, known as MSD outside the United States and Canada, through a subsidiary. This transaction marks the second CodeEvolver licensing agreement between Codexis and a major pharmaceutical company and advances the technology’s business model of multiple sources of revenue.

Under the terms of the agreement, Codexis has granted Merck a non-exclusive license to use Codexis’ proprietary CodeEvolver protein engineering platform technology to develop novel enzymes for use in the manufacture of Merck’s pharmaceutical products. Upon completion of the technology transfer a Codexis’ CodeEvolver protein engineering platform will be located at a Merck research site.

Codexis is eligible to receive up to $18 million over approximately the next 15 to 24 months, $5 million of which will be paid upon the signing of this agreement and an additional $13 million subject to the satisfactory completion of certain technology transfer milestones. Codexis will also be eligible to receive payments of up to maximum of $15 million for each pharmaceutical ingredient (API) using novel enzymes developed by Merck using the CodeEvolver technology and used for commercial manufacturing purposes.

“This licensing transaction builds upon our productive eight-year relationship with Merck and further validates the ability of CodeEvolver to effectively and cost-efficiently improve certain manufacturing processes,” stated John Nicols, President and CEO of Codexis. “We view licensing agreements involving our CodeEvolver technology such as this one with Merck as an attractive component of our business model. It allows us to monetize our core technology, while continuing to provide services and supply products to customers under our traditional business model.”

“This technology transfer and licensing agreement builds upon our long standing collaboration in biocatalysis with Codexis,” said Rich Tillyer, senior vice president, and head of Global Chemistry, Merck

Research Laboratories. “Increased access to the CodeEvolver technology positions Merck to potentially expand upon the use of enzymes in its pharmaceutical manufacturing processes.”

Conference Call
Codexis will hold a conference call on Tuesday, August 4, 2015 at 11:00 a.m. Eastern time to discuss this announcement and answer questions. The conference call dial-in numbers are 855-890-8665 for domestic callers and 720-634-2938 for international callers, and passcode 3076907. A live webcast of the call will be available on the Investors section of www.codexis.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers. Please use the passcode 3076907 to access the replay. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About CodeEvolver® Protein Engineering Platform Technology
CodeEvolver is Codexis’ proprietary protein engineering platform, which enables rapid development of custom-designed enzymes that are highly optimized for efficient manufacturing processes. The CodeEvolver platform is comprised of proprietary methods for the optimization of proteins through the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling. The Codexis CodeEvolver platform technology is covered by more than 150 issued patents and pending patent applications worldwide.

About Codexis, Inc.
Codexis, Inc. is a leading protein engineering company that applies its technology to the development of biocatalysts for commercial manufacture of pharmaceuticals and fine chemicals. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ expectation that it will receive up to $18 million over approximately the next 15 to 24 months under the agreement, the potential for Codexis to receive product-related payments of up to $15 million for each Merck-developed API that is manufactured using one or more enzymes that have been developed using the CodeEvolver protein engineering platform technology, and the establishment of a protein engineering lab at a designated Merck research site. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' dependence on its collaborators; Codexis' dependence on a limited number of products and customers; potential adverse effects to Codexis' business if its customers' pharmaceutical products are not received well in the markets; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide timely information in order for Codexis to report its financial results in an accurate and timely fashion; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis' Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 6, 2015, including under the caption “Risk Factors,” and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on May 7, 2015. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Investors
LHA
Jody Cain, 310-691-7100
jcain@lhai.com

Notch Communications
Kate Whelan, +46 (0)70 238 11 49
Kate.whelan@notchcommunications.co.uk

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